Exhibit 4.18

Chesf

Companhia Hidro Elétrica do São Francisco

ELECTRIC POWER PURCHASE AND SALE AGREEMENT

CHESF

X

BRASKEM S.A.

BASIC PETROCHEMICALS UNIT – UNIB

CCVE-012/2004

ELECTRIC POWER PURCHASE AND SALE AGREEMENT CELEBRATED BETWEEN COMPANHIA HIDRO ELÉTRICA DO SÃO FRANCISCO - CHESF AND BRASKEM S.A.

By this deed, the Parties

COMPANHIA HIDRO ELÉTRICA DO SÃO FRANCISCO — CHESF, a public services concessionaire engaged in the supply of electric power, headquartered in the city of Recife, in the state of Pernambuco, at Rua Delmiro Gouveia, n° 333, Bairro do Bongi, enrolled before the CNPJ of the Ministry of Finance under no. 33.541.368/0001-16, and enrolled before the state tax office under no. 18.1.001.0005584-6, hereinafter simply referred to as “CHESF” and represented herein pursuant its Social Bylaws by its Directors, described and undersigned at the end of the agreement; and

BRASKEM S.A.-UNIB, with headquarters in the city of Camaçari, in the state of Bahia, at Rua Eteno, n° 1561, Petrochemical Complex, enrolled before the CNPJ of the Ministry of Finance under no. 42.150.391/0001-70, and enrolled before the state tax office under no. 01.027.389-NO, hereinafter referred to simply as “CONSUMER”, represented herein pursuant its Social Bylaws by its Directors described and undersigned at the end of the agreement.

WHEREAS

•	on June 02, 1998, the PARTIES celebrated the Electric Power Reserve Agreement for the supply of electric power by CHESF to the CONSUMER’s industrial installations, located within the Municipality of Maceió, in the state of Alagoas, under a voltage of 230 kV, and governed by the hourly-seasonal tariff structure;

•	pursuant art. 25 of Law no. 10.848, dated March 15, 2004, the PARTIES are interested in amending this agreement intending to make it comply with the new sectorial regulations regarding the sale of electric power,

•	§ 2 of art. 54 of Decree no. 5.163, dated July 30, 2004 has determined that all amendments to electric power supply agreements must be first replaced by separate agreements drawn for the purchase and sale of electric power, and for the use of transmission and connecting systems;

•	the Electric Power Purchase and Sale agreement must be celebrated with the concessionaire of the public power generating service; the Use of the Transmission System Agreement must be celebrated with ONS, since the consumer service is provided by the Basic Powergrid installations, and the Connection Agreement must be executed with the power transmission concessionaire at the point of access the PARTIES have therefore decided to celebrate this Electric Power Purchase and Sale Agreement (“AGREEMENT”) in replacement to the Electric Power Supply and Reserve Agreement, celebrated on June 02, 1998, pursuant the hourly-seasonal tariff structure, and pursuant the following clauses and conditions:

CHAPTER I

TERMINOLOGY AND ANNEXES

CLAUSE 1 – Purporting to obtain a perfect understanding and precise definition of the technical terminology employed in this AGREEMENT together with its annexes, the concept referring to the following words and expressions is agreed forthwith between the PARTIES:

(a) “ANEEL”; Agência Nacional de Energia Elétrica (National Electric Power Agency), a regulating agency responsible for the control of electric power supply, empowered by Law no. 9.427 dated December 26, 1996, and regulated by Decree no. 2.335, dated December 06, 1997;

(b) “COMPETENT AUTHORITY”: any government agency empowered to interfere in this AGREEMENT or in the activities executed by the PARTIES;

(c) “BILLING CYCLE”: a time interval taking place between the date the power consumption measuring meters are read for billing purposes, as defined by CHESF, measured as of the previous month until the day of measurement on the month of reference;

(d) “CONNECTION TO THE TRANSMISSION SYSTEM AGREEMENT” agreement celebrated between the users and the power transmission concessionaires, which establishes the terms and conditions to connect the users to the Basic Power grid;

(e) “TRANSMISSION SYSTEM USE AGREEMENT”: an agreement that establishes the terms and conditions for the use of the Basic Power grid by a user, including the transmission services provided by the power transmission concessionaires, by means of the control and supervision of ONS, and the providing of the coordination and operation control services pertaining to the interconnected services by ONS, pursuant a model approved by ANEEL;

(f) “ELECTRIC POWER”: is the amount of electric power that is being supplied over a given period of time, expressed in Watts/hour (Wh) or by its multiples;

(g) “PEAK HOURS”: a Period made up of three (3) consecutive daily hours, encompassed in the interval between 18:00 and 21:00 hours, excepting Saturdays, Sundays and national holidays. The daily time interval of three consecutive hours may be redefined within the time interval between 17:00 and 22:00 hours, agreed between CHESF and the CONSUMER, taking into account the characteristics of the latter’s electric system;

(h) “OFF-PEAK HOURS”: a period made up of two daily consecutive hours, which are a complement to those that have been defined by the OFF-PEAK HOURS;

(i) “IGPM”: Índice Geral de Preços de Mercado (General Market Price Index) computed by Fundação Getúlio Vargas;

(j) “AUCTION”: means the auction or auctions pertaining to the purchase of electric power deriving from the existing power generation systems, pursuant Law 10.848, dated March 15, 2004, and by Decree 5.163, dated July 30, 2004.

(k) “SERVICE OF NOTICE REGARDING CONTROVERSIES”; is a formal document intended to inform the PARTIES regarding any controversies arising from the provisions of this AGREEMENT and/or pertaining to it;

(l) “ONS”: means the National Electric Power System Operator (Operador Nacional do Sistema Elétrico), created by Law no. 9.648/98 and regulated by Decree no. 5.081/04;

(m) “DRY PERIOD”: a period made up of seven consecutive months encompassing the power supply derived from the consumption measurements taken between May and November of each year;

(n) “WET PERIOD”: a period made up of five consecutive months, encompassing the power supply derived from the consumption readings made between December of a given year and April of the following year;

(o) “POINT OF DELIVERY”: means the point of connection starting at CHESF’s transmitting installations and ending at the electric installations of the CONSUMER’s INDUSTRIAL UNIT;

(p) “POWER”: electric power referring to a unit of time expressed in kilowatts (kW);

(q) “POWER RESERVE CHART”: pursuant Annex I;

(r) “ELECTRIC POWER RESERVE”: demand for power contracted, referred chronologically to a given period of time;

(s) “HOURLY-SEASONABLE ELEMENTS”: are made up of the composition of the dry and wet periods together with the Peak and Off-peak Hours;

(t) “INTERCONNECTED SYSTEM”: means the generation, transmission and distribution installations, connected to the Basic Transmission Gridwork, including their respective installations;

(u) “INDUSTRIAL UNIT”: the CONSUMER’s industrial installations located in Camaçari-BA.

Sole Paragraph – All the afore defined terms, when used in the singular within the context of this AGREEMENT and its annexes shall also mean their plural form and vice versa.

CLAUSE 2 – ANNEX I – ELECTRIC POWER RESERVE CHART is an appurtenant to this AGREEMENT.

CHAPTER II

OBJECT AND TERM OF EFFECTIVENESS

CLAUSE 3 – The purpose of this AGREEMENT is to establish the terms and conditions pertaining to the RESERVE OF ELECTRIC POWER, corresponding to the commercialization of said Electric Power, to be made available by CHESF to the CONSUMER at the POINT OF DELIVERY, pursuant the amounts and periods that have been listed on the chart found in ANNEX I, and over which shall apply the tariffs to be determined by ANEEL, pursuant the hourly-seasonal tariff structure.

CLAUSE 4 – This AGREEMENT shall go into effect on November 30, 2004, and it shall remain in effect for a period of five years, or until the effective accomplishment of all contractual obligations, including the payment of the Invoice/Electric Power Bill referring to the last month of delivery of electric power.

Sole Paragraph – The effectiveness and the execution of the obligations and commitments governed by this AGREEMENT shall be entailed to the signing of the instruments infra, to which the PARTIES pledge forthwith:

a)	CONNECTION TO THE TRANSMISSION SYSTEM AGREEMENT, between the CONSUMER and the involved TRANSMISSION AGENT;

b)	CONNECTION TO THE TRANSMISSION SYSTEM AGREEMENT, between CHESF and the involved TRANSMISSION AGENT;

c)	TRANSMISSION SYSTEM USE AGREEMENT by the CONSUMER;

d)	TRANSMISSION SYSTEM USE AGREEMENT by CHESF.

CHAPTER III

ELECTRIC POWER RESERVE

CLAUSE 5 – For the purposes envisaged in Clause 3, and pursuant the provisions in Clauses 4, 6 and 7 of this AGREEMENT, CHESF pledges to insure the availability of ELECTRIC POWER to cater to the CONSUMER’s needs during the periods and in the amounts established in ANNEX I.

First Paragraph – For all the purposes of this AGREEMENT, the dates for the start of the effectiveness of the electric power reservations shall be counted for each month as of 00:00 hours of the first day of the supply periods taken into account in ANNEX I.

Second Paragraph – Every year as of 2005, and at least sixty (60) days in advance of the AUCTION, the CONSUMER shall inform CHESF in writing as of its power needs to be effective as of January of the following years, considering that:

(a)	CHESF shall inform the date of the AUCTION at least thirty days in advance of the date the CONSUMER is supposed to inform its own estimate.

(b)	in case CHESF fails to effect said communication, the date of September 30 shall prevail for the CONSUMER to present said forecast.

(c)	in case the CONSUMER fails to make its electric power consumption reserve within the timeframe determined in this paragraph, CHESF shall for all purposes use the Electric Power Consumption Reservation Chart in effect.

(d)	CHESF pledges to validate the forecast dealt with in this paragraph, provided the provisions of the Third Paragraph of this clause are complied with.

Third Paragraph – The Power Consumption Reserve Chart dealt with in ANNEX I shall be elaborated and defined during each year electric power is supplied, pursuant the following rules:

(a)	Up until October 20, 2004, the CONSUMER shall present its consumption estimate for each hourly-seasonal segment, estimating a supply period for the next subsequent five (5) years.

(b)	The power requirements to be informed pursuant sub-item (a) must comply with the following terms:

I.	The power requirements for the year of 2005 shall be at least eighty percent of the last amount informed until 2003 by the CONSUMER, said amount having been validated by CHESF

II.	The power requirements for 2006 shall be at least 85% of the power requirements defined for 2005, pursuant previous condition I.

III.	The power requirements for 2007 to 2009 shall be defined at will by the CONSUMER.

(c)	The annual estimates established in the Second Paragraph of this Clause shall remain within the limits of variation expressed in the table infra, and they shall refer to the power requirements established in sub-items (a) and (b) above:

Year of supply	Lower limit %	Upper limit %
2006	83	120
2007	70	120
2008	70	120
2009	70	120

Fourth Paragraph – Any power load increases or reductions requested by the CONSUMER outside of the terms and conditions envisaged in the third paragraph of this Clause shall be dealt with as exceptions, and they shall be subject to CHESF’s agreement, to be expressed in writing up to 60 days before the request is made by the CONSUMER.

Fifth Paragraph – For information purposes only, up until June 30 of each year the CONSUMER shall inform in writing its power requirements estimate for the following five years, starting in January of the subsequent year, in order to enable CHESF to convey said information to the electric power consumption agencies.

CHAPTER IV

OPERATIONAL, TECHNICAL AND COMMERCIAL CHARACTERISTICS

CLAUSE 6 – The PARTIES shall submit themselves to the POWERGRID PROCEDURES established by ONS and ratified by ANEEL.

CLAUSE 7 – The operational conditions pertaining to the physical delivery of electric power and the requirements regarding the purchase and sale that are the object of this AGREEMENT shall be ruled by the POWERGRID PROCEDURES, and they shall be governed by ANEEL.

Sole Paragraph – In the event of disturbances or power shutdowns of the TRANSMISSION SYSTEM, CHESF, intending to maintain the entitlements of the CONSUMER, and at the latter’s discretion, may represent said CONSUMER before ONS in order to define and to determine the responsibilities arising thereof.

CLAUSE 8 – The ELECTRIC POWER which is the object of this agreement shall be delivered at the POINT OF DELIVERY in tri-phasic, alternate current, at 60 Hertz frequencies, and under nominal voltage of 230 kV in between phases.

CLAUSE 9 – The measurement of active and reactive ELECTRIC POWER shall be accomplished by CHESF by means of appropriate measuring devices, of a class and accuracy equal to or less than 1% (one percent). Any measurements accomplished using measuring devices that may show differences of over 1% (one percent) shall imply in a mandatory correction of the previous bills that may be not precise, up until a maximum of the last 6 previous bills, the respective differences found being either dunned from or credited to the CONSUMER.

First Paragraph – If it so wishes, the CONSUMER may monitor the measurements, as well as check their respective calculations.

Second Paragraph – The measurement device for the consumption, to be used by CHESF’s in its billing procedure, shall be installed at the sub-station belonging to the CONSUMER and it shall be kept under the latter’s responsibility.

Third Paragraph – It is up to the CONSUMER to design and to install under its own responsibility the corrective equipment which it may need to improve the power consumption factor.

CLAUSE 10 – The CONSUMER shall pay CHESF monthly the tariff in effect for each megawatt-hour for each BILLING CYCLE, abiding by the hourly-seasonal tariff structure defined and published by ANEEL.

CLAUSE 11 – The electric power tariffs shall be determined by ANEEL.

CHAPTER V

REGARDING BILLING AND PAYMENT OF THE BILL

CLAUSE 12 – The consumption readings and the bills for the power supply contracted herein shall be accomplished every thirty (30) day intervals. The due dates for each monthly Invoice/Power Bill shall be expressed therein, abiding by the minimum time frame envisaged in the regulations.

CLAUSE 13 – The power requirements equivalent to the Power Requirement Reservations envisaged in the ANNEX to this AGREEMENT shall contain the minimum billing amounts, even if no corresponding consumption took place during the supply periods listed on the POWER CONSUMPTION RESERVATION CHART defined in the aforementioned CLAUSE.

Sole Paragraph – Any changes that may eventually be agreed to between the parties in the amounts and on the dates defined for the start of the effectiveness of the power requirements contracted herein shall be considered as being the minimum amounts for billing purposes.

CLAUSE 14 – The hourly-seasonal power consumption for each segment, billed monthly to the CONSUMER shall be billed for whatever amount is greater:

1- The greatest consumption, determined through a measurement accomplished within a 15- (fifteen) minute interval for each hourly-seasonal segment, during the monthly supply period corresponding to the billing;

2- The power consumption contracted for the supply period.

First Paragraph – The paid up portion of the consumption, referring to each hourly-seasonal segment which is greater than the amount of the power requirements reserved by the CONSUMER for the same segment, shall be applied to the tariff in excess of the current tariff. If the excess demand portion is within the tolerance limit established by the Granting Authority, which is currently up to five (5%) of the reserved power requirements, the excess tariff shall not apply, there being used the respective hourly-seasonal tariff instead.

Second Paragraph – The billing corresponding to the reactive electric power and the reactive power requirements, established to exist by means of appropriate measurements, and which is in excess of the amounts allowed by the reference electric power factor established by the Granting Authority shall be computed by using the criteria made available by the laws in effect.

CLAUSE 15 – Billing shall be accomplished on a monthly basis according to the periods, amounts and tariffs referred to in this AGREEMENT, and it shall be the object of a sole Invoice/Electric Power Bill, pursuant the provisions in Clause 16.

Sole Paragraph – The billable electric power consumption for each CONTRACTUAL MONTH shall correspond to the ELECTRIC POWER measured as having been used.

CLAUSE 16 – The Invoice/Electric Power Bill shall be presented by CHESF to the CONSUMER at least five (5) business days prior to its maturity, which shall be stated on the bill.

First Paragraph – In case the limit due date does not fall on a business day in effect in Maceió, in the state of Alagoas, the payment may be made on the subsequent first business day.

Second Paragraph - On the first business day subsequent to the month of supply, CHESF shall send, and the CUSTOMER shall accept a copy of the original collection document either through fax or through another safe electronic means as agreed between the PARTIES, with the purpose to render the payment process faster, and CHESF pledges to forward the initial collection document until 12:00 hours of the maturity date of the Invoice/Electric Power Bill.

Third Paragraph – In case the original collection document is presented at any time after the due date established in the previous paragraph for any reasons that cannot be blamed on the CONSUMER, the due date of the Invoice/Electric Power Bill affected by the delay, and pertaining to said collection document shall be automatically extended by the same number of days as those of the delays.

Fourth Paragraph – The payment shall be deposited into a bank account kept at a banking institution defined by CHESF, which may also select to issue bills of acceptance which shall be retired by means of bank payments.

CLAUSE 17 – If there are any discrepancies between the amounts listed on the Invoice/Electric Power Bill, the CONSUMER may request CHESF to revise the controversial portion of the bill, and to make the appropriate payment until the due date of the full amount.

First Paragraph – In case the discrepancy derives from a mistake in billing, and the request is found to hold water, CHESF pledges to issue a new Invoice/Electric Power Bill until one (1) days after receiving a request for revision.

Second Paragraph – The provisions in Clause 19 shall apply for any amounts being contested that may be later agreed on, or which may get defined as being the amounts due, except for the fine. Interest and adjustment for inflation shall be computed as of the due date of the parcel being contested and until the date of its settlement, excluding the day of settlement itself.

Third Paragraph – If the discrepancies regarding the amounts billed remain unresolved for a period in excess of thirty (30) days, the PARTIES shall proceed as determined in the Clauses of Chapter IX.

CHAPTER VI

REGARDING PAYMENT ARREARS AND ITS CONSEQUENCES

CLAUSE 18 – Arrears are said to exist when the CONSUMER fails to settle any amounts due on their respective due dates.

CLAUSE 19 – In case of arrears by the CONSUMER to effect the payment of any Invoice/Electric Power Bill issued predicated on this AGREEMENT, the amounts due shall be adjusted for inflation pro rata die according to the variation of the IGPM index determined by Fundação Getúlio Vargas, or by another index that may come to replace it in case the former is extinguished, or by any index that may be agreed on between the PARTIES, and the following arrears increases shall be levied over the amounts thus adjusted:

a) a fine of 2% (two percent) levied over the amount of the liability;

b) arrears interest of one (1%) percent per month computed pro rata die over the amount of the liability during the period encompassed between the date of the arrears and the effective date of payment, excluding the latter date.

First Paragraph – The arrears increases envisaged in the preceeding sub-items shall be levied over the amounts in arrears, and they shall be adjusted for inflation by the pro rata die variation of the IGPM, or, in case the latter is extinguished, by another index having a similar function that may come to replace, and which has been previously agreed on between the PARTIES. The arrears interest referred to by this paragraph shall be computed predicated on the variation of the IGPM index belated one month in regards to the due date of the Invoice/Electric Power Bill.

Second Paragraph – For the effects of the adjustment for inflation referred to in the previous paragraph, in case the payment in arrears is made up to or before thirty (30) days, any negative variation of the IGPM shall be considered as being null.

CHAPTER VI

ACTS OF GOD, OF FORCE MAJEURE OR RATIONING

CLAUSE 20 – In case one of the PARTIES fails to accomplish any of its obligations as consequence of an Act of God or of Force Majeure, as disposed by art. 393 of the Brazilian Civil Code, this AGREEMENT shall remain in effect, albeit the PARTY affected by the event shall not be held accountable for the consequences arising from the non accomplishment of its obligation during the term of duration of the event, and prorated to its effects, and the counteraction of the affected PARTY shall be held in abeyance for a like period.

Sole Paragraph – the PARTY affected by any event that may be characterized as being an Act of God or an event of Force Majeure shall inform the other of the circumstances surrounding the event in no later than in five days, explaining the nature of the event, the time expected to accomplish the obligation being affected, and all other pertinent information, and it shall regularly refresh said information.

CLAUSE 21 – In case any hydrological conditions occur that may be unfavorable to the generation of electric power, this shall not exempt CHESF from having to accomplish the obligations envisaged in this AGREEMENT except as disposed in Clause 22.

CLAUSE 22 – In case of rationing decreed by the Granting Authority, the contractual obligations shall be ruled by the laws in effect.

CHAPTER VII

REGARDING TERMINATION

CLAUSE 23 – This AGREEMENT shall be terminated pursuant to law by the PARTY complying with its contractual obligations in case any of the following hypotheses comes about:

(a)	In case bankruptcy, composition with creditors, dissolution of the judicial or extra judicial liquidation of the other PARTY are decreed;

(b)	In case the other PARTY has any legal, government-granted or regulatory authorization revoked, said authorization being essential for the accomplishment of the activities or the obligations envisaged in this AGREEMENT, including but not being limited to the concession of the public power generation services;

(c)	In case of the default of the other obligations envisaged in this AGREEMENT.

(d)	Through the initiative of the CONSUMER, provided CHESF is informed of this action in writing at least eighteen (18) days in advance counted as of the termination of the respective ongoing supply period extending as of the date of denunciation, irrespectively of being dry or wet, as shown in the annexed Chart I or in its updates;

(e)	At any time, through the unilateral representation by the party prejudiced, if there is an infraction of any norm ruling the general electric power usage conditions, or in case of non compliance of this AGREEMENT, unless an Act of God or an Event of Force Majeure has taken place (article 393, sole paragraph of the Brazilian Civil Code).

First Paragraph – Whenever this AGREEMENT or the official regulations regarding the supply of electric power so allow, termination shall be replaced by an interim and conditional abeyance of supply, until the event causing the suspensive measure is overcome.

Second Paragraph – Termination shall be formal, and it shall be informed in writing to the appropriate regulatory entities so that they may take whatever measures are needed.

CLAUSE 24 – In case termination takes place as arising from an Act of God or of Force Majeure, and provided the PARTIES are not in arrears, said parties are released from having to accomplish this AGREEMENT except for the obligations that are supervening to said obligations.

CLAUSE 25 – In case of the termination envisaged in this AGREEMENT, no compensation or refund shall be due by one PARTY to the other, except for the compensation for the electric power already supplied and its possible ancillary services.

Sole Paragraph – The liability of each one of the PARTIES within the context of this AGREEMENT shall in any case be limited to the amount of the power supply already accomplished, and none of the PARTIES shall undertake any obligation to indemnify the other for any resulting damages, including stoppage of profits, moral damages or any other type of indemnity of the same nature.

CHAPTER VIII

GUARANTEE AND RELEASE FROM THE OBLIGATION OF HAVING TO MAINTAIN AN ELECTRIC POWER RESERVE

CLAUSE 26 – Complying with provisions of Clauses 14 and 15 of this AGREEMENT, if the CONSUMER goes into arrears regarding the payment of more than one bill within a period of twelve months, CHESF shall be entitled to entail the continuity of the supply to the providing of a guarantee by the CONSUMER.

First Paragraph – In case the provisions in the header of this Clause come about, and within fifteen (15) days counted as of the service of notice, the CONSUMER shall provide a bank surety letter or any other guaranty acceptable to CHESF, said guarantee extending for twelve months, and being of an amount corresponding to the last two bills.

Second Paragraph – The CONSUMER shall be released from the guarantee at the end of the 12 month period without going into default.

Third Paragraph – In case the CONSUMER fails to pay its monthly bills on their respective due dates at a place indicated by CHESF, the latter shall be released by law from having to maintain the Reserves of Electric Power as determined by this AGREEMENT or to go on supplying said electric power as determined herein, and it may go ahead with the interruption of the supply of electric power pursuant to law.

Fourth Paragraph – Taking into account the fact that the CONSUMER is allowed to acquire electric power in a free condition and in addition to the amounts established in this AGREEMENT, and as disposed in this Clause, it is agreed forthwith between the PARTIES that the interruption of supply established in the previous Paragraph shall correspond to the full power load.

Fifth Paragraph – In compliance with the aforementioned Third Paragraph, only after the full liability (if any) has been paid off, including taxes, arrears increases, additional payment and all other lawful comminations, the power supply shall be restored for the periods and as of the date that the parties may have stipulated in writing, and said adjustment shall serve as an addendum to this AGREEMENT in case of abeyance or a new agreement if the current AGREEMENT has been terminated.

CHAPTER IX

RESOLVING CONTROVERSIES

CLAUSE 27 – A controversy begins with a CONTROVERSY SERVICE OF NOTICE served by one PARTY to the other.

CLAUSE 28 – In case there are controversies arising from this AGREEMENT, the PARTIES shall attempt to resolve the controversy in an amicable fashion within fifteen (15) days counted as of the service of the CONTROVERSY NOTICE.

CLAUSE 29 – If it is not possible to resolve the controversy pursuant the previous Clause, the PARTIES if they so agree, may submit the controversy to ANEEL’s mediation, according to specific, applicable norms.

CLAUSE 30 – If the controversy cannot be resolved as determined in the previous Clauses, the PARTIES may resort to judicial means in order to definitely redeem said controversy.

CHAPTER X

GENERAL PROVISIONS

CLAUSE 31 – In case the CONSUMER acquires said electric power in a free status, this AGREEMENT shall have priority in the allocation of the electric power consumed. The electric power referentials regarding this AGREEMENT shall be computed predicated on the load factor to be agreed between the PARTIES.

CLAUSE 32 – The implementation of the CONSUMER’s own generators, used together with those of the system must have been previously informed to CHESF.

CLAUSE 33 – For all legal purposes this AGREEEMENT is assigned the value of R$ 423.800.000,00 (four hundred and twenty-three million, eight hundred thousand reais).

CLAUSE 34 – This AGREEMENT may not be amended, nor shall any waivers be accepted as to its provisions except when accomplished in writing by the PARTIES in compliance with applicable laws.

CLAUSE 35 – No delays or forebearance by any of the PARTIES regarding the execution of any entitlement, power, privilege or resource contained in this AGREEMENT shall be construed as capable of prejudicing said entitlement, power, privilege or resource, nor shall it be construed as their waver, or novation of any obligation(s).

CLAUSE 36 – Any notice or communication made by one PARTY to the other in regards to this AGREEMENT shall be accomplished in Portuguese, and it may be delivered or sent by certified mail, facsimile or by electronic means, and in any case with a formal proof of receipt, to the addresses mentioned by the PARTIES in the preamble of this instrument, or to any addresses that the PARTIES may designate in the future.

CLAUSE 37 – This AGREEMENT is entailed to the legislation and regulation currently in effect and supervening to it, and, in regards to the purchase and sale of electric power it replaces the Electric Power Supply Reserve Agreement celebrated between the PARTIES on June 02, 1998.

CLAUSE 38 – The TERM OF COMMITMENT FOR THE TRANSFER OF ADDITIONAL ELECTRIC POWER RESERVE, as contained in ANNEX II, is made an appurtenant of this AGREEMENT.

CLAUSE 39 – The Courts of the Judicial District of Recife, in the State of Pernambuco are elected to redeem any quandaries or doubts arising from this AGREEMENT and/or related to it, with the express waiver of any other even if more privileged.

AND, IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS INSTRUMENT IN TWO (02) COUNTERPARTS, EACH CONSIDERED TO BE AN ORIGINAL, IN THE PRESENCE OF THE TWO UNDERSIGNED WITNESSES.

Recife, October 20, 2004.

Dilton da Conti Oliveira	Mozart Bandeira Arnaud
Director-President	Operations Director
CPF: 018.205.404-72	CPF: 137.474.444-15

CONSUMER: BRASKEM S.A. – UNIB - BA

Bernardo Afonso de Almeida	Ricardo de Maya Gomes Simões
Gradin	Electric Power Manager/Attorney
Director	in Fact CPF: 382.605.654-04
CPF: 316.183.245-00

Witnesses:

Manoel Carnauba Cortez	José Carlos de Miranda Farias
CPF: 209.049.084-53	CPF: 090.244-174-49

ANNEX I

ELECTRIC POWER RESERVE CHART

Supply Period		Period of the Year	ELECTRIC POWER RESERVES (amounts in kW)
item	Month/year		Peak	Off-peak
1	Nov/2004	Dry	75,000	135,000
2	Dec/2004	Wet	84,000	135,000
3	Jan to Apr/2005	Wet	63,000	138,000
4	May to Nov/2005	Dry	63,000	138,000
5	Dec/2005	Wet	63,000	138,000
6	Jan to Apr/2006	Wet	83,000	150,000
7	May to Nov/2006	Dry	83,000	150,000
8	Dec/2006	Wet	83,000	150,000

9	Jan to Apr/2007	Wet	85,000	150,000
10	May to Nov/2007	Dry	85,000	150,000
11	Dec/2007	Wet	85,000	150,000
12	Jan to Apr/2008	Wet	85,000	150,000
13	May to Nov/2008	Dry	85,000	150,000
14	Dec/2008	Wet	85,000	150,000
15	Jan to Apr/2009	Wet	85,000	150,000
16	May to Nov/2009	Dry	85,000	150,000
17	Dec/2009	Wet	85,000	150,000

ANNEX II

TERM OF COMMITMENT FOR THE TRANSFER OF ADDITIONAL ELECTRIC POWER RESERVE CELEBRATED BETWEEN BRASKEM S.A’s CONSUMER UNITS WITH CHESF’s AGREEMENT.

By this instrument, and hereinafter simply referred to jointly as “CONSUMERS”, the PARTIES:

•	BRASKEM S.A. - UNIB-BA, located at Rua Eteno, n° 1561, in the Municipality of Camaçari, in the State of Bahia, complying with the 230kV voltage supplied by the basic powergrid, enrolled before the CNPJ/MF under no. 42.150.391/0001-70, represented herein pursuant is Social Bylaws by its Directors who have been described at the end and who have signed this agreement;

•	BRASKEM S.A. - UCS/MVC/PVC-BA, located Rua Oxigênio, n° 765, within the area of the Basic Complex, in the Municipality of Camaçari, in the State of Bahia, complying with the 230kV voltage supplied by the basic powergrid, enrolled before the CNPJ/MF under no. 42.150.391/0018-19, represented herein pursuant is Social Bylaws by its Directors who have been described at the end and who have signed this agreement;

•	BRASKEM S.A. - UCS-AL, located at Avenida Assis Chateaubriand, n° 5.260, Ponta! da Barra, in the Municipality of Maceió, in the State of Alagoas, complying with the 230kV voltage supplied by the basic powergrid, enrolled before the CNPJ/MF under no. 42.150.391/0022-03, represented herein pursuant is Social Bylaws by its Directors who have been described at the end and who have signed this agreement;

And the CONSENTING PARTY,

COMPANHIA HIDRO ELÉTRICA DO SÃO FRANCISCO — CHESF, a public services concessionaire engaged in the supply of electric power, headquartered in the city of Recife, in the state of Pernambuco, at Rua Delmiro Gouveia, n° 333, Bairro do Bongi, enrolled before the CNPJ of the Ministry of Finance under no. 33.541.368/0001-16, and enrolled before the state tax office under no. 18.1.001.0005584-6, hereinafter simply referred to as “CHESF” and represented herein pursuant its Social Bylaws by its Directors, described and undersigned at the end of the agreement; and

WHEREAS

•	on October 20, 2004, CHESF has signed an Electric Power Purchase and Sale Agreement with each of the CONSUMERS; and

•	the CONSUMERS are interested in signing a TERM OF COMMITMENT to set up a specific treatment for an additional portion pertaining to an ELECTRIC POWER RESERVE with CHESF’s agreement, and in face of the previousness required by the Electric Power Purchase and sale Agreements for the hiring of its power loads until the year 2010, and the difficulty in envisaging that the consumer unit may be allocated this additional electric power load, the PARTIES have decided to celebrate this TERM OF COMMITMENT FOR THE TRANSFER OF AN ADDITIONAL ELECTRIC POWER RESERVE, pursuant the following terms and conditions:

FIRST CLAUSE – For all contractual purposes, the intent of this TERM OF COMMITMENT is to establish the amount and the terms for the allocation of an additional electric power supply share regarding the reservation of electric power established in the Electric Power Purchase and Sale Agreements.

SECOND CLAUSE – The allocation referred to in the First Clause shall be accomplished without prejudice to the criteria and the conditions established in Clauses 5 and 13 of the Electric Power Purchase and Sale Agreements all through the years of 2007, 2008, 2009 and 2010, pursuant the forecast to be informed by the CONSUMERS for years 2006, 2007, 2008 and 2009.

THIRD CLAUSE –An additional share of the total electric power reserve shall be allowed, as determined in the chart annexed to this TERM OF COMMITMENT, which shall be allocated to the CONSUMERS units at their discretion.

Sole Paragraph –Any communication by the CONSUMERS regarding the allocation of the additional share to the consumer units must be forwarded to CHESF each year so as to coincide with the date envisaged in the Second Paragraph of CLAUSE 5 of the Electric Power Purchase and Sale Agreements.

FOURTH CLAUSE – All the conditions envisaged in the Electric Power Purchase and Sale Agreements shall remain unchanged, and they shall remain fully in force throughout their term of effectiveness.

And, in witness whereof, the parties have celebrated this ELECTRIC POWER RESERVE TRANSFER COMMITMENT in two (2) counterparts, each considered to be an original, in the presence of the two undersigned witnesses.

Recife, October 20, 2004

CONSUMER: BRASKEM S.A. – INIB - BA

Bernardo Afonso de Almeida Gradin	Ricardo de Maya Gomes Simões
Director	Power Manager / Attorney in Fact
CPF: 316.183.245-00	CPF: 382.605.654-04

CONSUMER: BRASKEM S.A. – UCS/MVC/PVC-BA

Roberto Lopes Pontes Simões	Ricardo de Maya Gomes Simões
Director	Power Manager / Attorney in Fact
CPF: 141.330.245-91	CPF: 382.605.654-04

CONSUMER: BRASKEM S.A. – UCS-AL

Roberto Lopes Pontes Simões	Ricardo de Maya Gomes Simões
Director	Power Manager / Attorney in Fact
CPF: 141.330.245-91	CPF: 382.605.654-04

CONSENTING PARTY: Companhia Hidro Elétrica do São Francisco - CHESF

Dilton da Conti Oliveira	Mozart Bandeira Arnaud
Director-President	Operations Director
CPF: 018.205.404-72	CPF: 137.474.444-15

Witnesses:

Manoel Carnaúba Cortez	José Carlos de Miranda Farias
CPF: 209.049.084-53	CPF: 090.244-174-49

ANNEX I

ELECTRIC POWER RESERVE CHART

Period of Supply		Period of the Year	POWER RESERVE (amounts in kW)
item	Month/Year		Peak	Off-peak
1	Jan to Apr/2005	Wet	—	—
2	May to Nov/2005	Dry	—	—
3	Dec/2005	Wet	—	—
4	Jan to Apr/2006	Wet	—	—
5	May to Nov/2006	Dry	—	—
6	Dec/2006	Wet	—	—
7	Jan to Apr/2007	Wet	16,000	16,000

8	May to Nov/2007	Dry	16,000	16,000
9	Dec/2007	Wet	16,000	16,000
10	Jan to Apr /2008	Wet	42,000	42,000
11	May to Nov/2008	Dry	42,000	42,000
12	Dec/2008	Wet	42,000	42,000
13	Jan to Apr/2009	Wet	50,000	50,000
14	May to Nov/2009	Dry	50,000	50,000
15	Dec/2009	Wet	50,000	50,000
16	Jan to Apr/2010	Wet	50,000	50,000
17	May to Nov/2004	Dry	50,000	50,000
18	Dec/2010	Wet	50,000	50,000